Exhibit 99.1

Montauk Renewables Announces First Quarter 2026 Results

PITTSBURGH, PENNSYLVANIA – May 6, 2026—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the first quarter ended March 31, 2026.

First Quarter Highlights:

• Revenues of $46.4 million, increased 9.0 % compared to the first quarter of 2025

• Net income increased $0.5 million, year-over-year

• Non-GAAP Adjusted EBITDA of $10.8 million, increased 22.8% year-over-year

• RNG production of 1.4 million MMBtu, flat compared to first quarter of 2025

• RINs sold of 12.4 million, increased 2.5 million or 25.5% year-over-year

In March 2026, we entered into a new, five year senior credit facility with a wholly owned subsidiary of Hannon Armstong Capital LLC ("HASI”) that consists of up to $200 million in senior indebtedness. We used this facility to refinance our existing outstanding debt and have $45 million available to borrow subject to terms of the agreement. Additionally, we successfully negotiated a five-year gas rights extension at our Raeger facility. The extension secures our access to biogas feedstock at the site through 2031, supporting the continued operation of the facility. The EPA finalized RFS standards for 2026 and 2027, as well as a partial waiver of the 2025 cellulosic biofuel volume requirement. Final cellulosic biofuel volume requirements for 2026 and 2027 were established at 1,360 million and 1,430 million D3 RINs, respectively, representing an increase from the preliminary RFS standards for 2026 and 2027.

We have commissioned our Montauk Ag Renewables project in North Carolina and expect our production and revenue generation activities to commence in May 2026. We expect a ramp-up in production volumes throughout 2026 directly related to additional feedstock collection.

First Quarter Financial Results

Total revenues in the first quarter of 2026 were $46.4 million, an increase of $3.8 million (9.0%) compared to $42.6 million in the first quarter of 2025. The increase is related to environmental attribute revenues from RINs sold related to the distribution of RINs from our GreenWave joint venture which had no RINs distributed and sold in the first quarter of 2025. Our first quarter of 2026 RNG volumes sold under fixed/floor-price contracts decreased approximately 82.1% as compared to first quarter of 2025 as a result of the expiration of fixed price pathway contracts. Our RNG commodity revenue decreased approximately 49.3% which was offset by an increase in RINs sold of 25.5%. Operating and maintenance expenses for our RNG facilities in the first quarter of 2026 were $14.4 million, an increase of $0.3 million (1.8%) compared to $14.1 million in the first quarter of 2025. Our Rumpke facility operating and maintenance expenses increased approximately $0.4 million primarily related to preventative maintenance media changes. Our Apex facility operating and maintenance expenses increased approximately $0.3 million primarily related to increased utility expense which was partially offset by decreased preventative maintenance media changes. Our Atascocita facility operating and maintenance expenses increased approximately $0.2 million primarily related to wellfield operational enhancements. Our Galveston facility operating and maintenance expenses decreased approximately $0.6 million primarily driven by the timing of maintenance of gas processing equipment and preventative maintenance media changes. Our Renewable Electricity Generation operating and maintenance expenses in the first quarter of 2026 were $4.5 million, an increase of $1.1 million (33.8%) compared to $3.4 million in the first quarter of 2025. The increase was primarily driven by an increase in non-capitalizable costs of $0.8 million for our Montauk Ag Renewables project and an increase in our Bowerman facility operating and maintenance expenses of approximately $0.4 million, primarily driven by the timing of gas processing preventative maintenance. We recorded approximately $4.2 million of expenses in the first quarter of 2026 related to the cost of RINs distributed from GreenWave and the costs related to pathway dispensing associated with our dispensing RNG in exclusive unique and proprietary pathways. Total general and administrative expenses were $8.0 million in the first quarter of 2026, a decrease of $0.7 million (8.4%) compared to $8.7 million in the first quarter of 2025 driven by vesting of certain restricted share awards in 2025. Operating loss in the first quarter of 2026 was $1.6 million compared to operating income of $0.4 million in the first quarter of 2025. We recognized $3.3 million from our GreenWave joint venture in the first quarter of 2026. Net income in the first quarter of 2026 was $5 thousand compared to a net loss of $0.5 million in the first quarter of 2025.

First Quarter Operational Results

We produced 1.4 million Metric Million British Thermal Units (“MMBtu”) of RNG during the first quarter of 2026, flat compared to 1.4 million MMBtu produced in the first quarter of 2025. Our Galveston facility produced 41 thousand MMBtu fewer in the first quarter of 2026 compared to the first quarter of 2025 as a result of landfill host assuming responsibility of wellfield operations and maintenance beginning in the first quarter of 2026. Our McCarty facility produced 88 thousand MMBtu fewer in the first quarter of 2026 compared to the first quarter of 2025 as a result of landfill host wellfield bifurcation and changes to the wellfield collection system. Our Atascocita facility produced 43 thousand MMBtu more in the first quarter of 2026 compared to the first quarter of 2025 as a result of landfill host wellfield operational and collection system enhancements. Our Apex facility produced 37 thousand MMBtu more in the first quarter of 2026 as compared to first quarter of 2025 as a result of the June 2025 commissioning of our second Apex facility and increased feedstock gas from improvements we are making to the landfill collection system. We produced approximately 43 thousand megawatt hours (“MWh”) in Renewable Electricity in the first quarter of 2026, a decrease of 3 thousand MWh compared to 46 thousand MWh produced in the first quarter of 2025. Our Pico facility produced approximately 2 thousand MWh fewer in the first quarter of 2026 compared to the first quarter of 2025. The decrease is primarily related to decommissioning of one our engines in the second quarter of 2025 due to the shift towards boiler heat for our digestion process. Our Bowerman facility produced approximately 1 thousand MWh fewer in the first quarter of 2026 compared to the first quarter of 2025. The decrease is primarily related to the non-linear timing of original equipment manufacturer required lifecycle maintenance on our engines, beginning in the first quarter of 2026.

2026 Full Year Outlook

•
RNG revenues are expected to range between $175 and $190 million (unchanged)
•
RNG production volumes are expected to range between 5.8 and 6.0 million MMBtu (unchanged)
•
REG revenues are expected to range between $33 and $37 million
•
REG production volumes are expected to range between 195 and 207 thousand MWh (unchanged)

The reduction in REG revenues outlook relates to our current expectations on the commencement of revenue generation for our Montauk Ag Renewables facility.

Conference Call Information

The Company will host a conference call May 7, 2026 at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register-conf.media-server.com/register/BIa109b4ab08264ba7b4aacd5776761b8f

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/yttdhevu/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through May 7, 2027.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, develops, operates and manages landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the GreenWave joint venture, the Bowerman RNG Facility, the development of a biogenic carbon dioxide facility and the related offtake, the Emvolon collaboration and pilot project, the Rumpke RNG Relocation project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as achieving anticipated levels of energy output on a sustained basis on the announced timeline, identifying suitable locations, obtaining and refinancing or otherwise repaying acquisition financing and unexpected delays in construction and development; reduction or elimination of government loans, subsidies and other economic incentives to the renewable energy market, as a result of the current presidential administration and otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events (including the current unrest in the Middle East), domestic protests and other forms of civil unrest, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, energy markets, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation that raise our operating costs and increase the construction costs of our existing or new projects; rising interest rates increase the borrowing costs of indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our livestock farm and other renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness, ability to refinance indebtedness at acceptable rates or at all and restrictions under existing and future indebtedness; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; ability to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share data)

	as of March 31,	as of December 31,
ASSETS	2026	2025
Current assets:
Cash and cash equivalents	$25,947	$23,752
Accounts and other receivables	5,226	9,167
Current restricted cash	8	8
Income tax receivable	622	702
Current portion of derivative instruments	—	220
Prepaid insurance and other current assets	3,888	3,306
Total current assets	$35,691	$37,155
Non-current restricted cash	$2,725	$430
Property, plant and equipment, net	371,490	341,395
Goodwill and intangible assets, net	19,337	19,605
Deferred tax assets	5,930	5,550
Operating lease right-of-use assets	8,226	9,082
Finance lease right-of-use assets	20	39
Equity method investment	3,774	3,824
Other assets	20,587	18,380
Total assets	$467,780	$435,460

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,446	$15,638
Accrued liabilities	11,620	11,735
Current portion of operating lease liability	2,899	3,287
Current portion of finance lease liability	13	32
Current portion of long-term debt	—	2,733
Total current liabilities	$41,978	$33,425
Long-term debt, less current portion	149,494	126,000
Non-current portion of operating lease liability	5,423	5,880
Non-current portion of finance lease liability	8	8
Asset retirement obligations	7,087	6,960
Other liabilities	17	39

Total liabilities	$204,007	$172,312

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,912,811 shares issued at March 31, 2026 and December 31, 2025; 143,244,544 shares outstanding at March 31, 2026 and December 31, 2025	1,431	1,431
Treasury stock, at cost, 2,521,886 shares March 31, 2026 and December 31, 2025	(21,681)	(21,681)
Additional paid-in capital	226,922	226,302
Retained earnings	57,101	57,096
Total stockholders' equity	263,773	263,148
Total liabilities and stockholders' equity	$467,780	$435,460

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except share and per share data)	Three Months Ended March 31,
	2026	2025
Total operating revenues	$46,428	$42,603

Operating expenses:
Operating and maintenance expenses	23,155	17,557
General and administrative expenses	8,019	8,754
Royalties, transportation, gathering and production fuel	8,037	7,571
Depreciation, depletion and amortization	8,373	6,264
Impairment loss	443	2,047
Total operating expenses	$48,027	$42,193
Operating (loss) income	$(1,599)	$410

Other expenses (income):
Interest expense	$1,336	$1,243
Income from equity investment	(3,320)	—
Loss on extinguishment of debt	944	—
Other income	(266)	(52)
Total other (income) expenses	(1,306)	1,191

Loss before income taxes	$(293)	$(781)

Income tax benefit	(298)	(317)
Net income (loss)	$5	$(464)

Income (loss) per share:
Basic	$0.00	$(0.00)
Diluted	$0.00	$(0.00)

Weighted-average common shares outstanding:
Basic	143,244,544	142,711,797
Diluted	143,258,120	142,711,797

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)
	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$5	$(464)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	8,373	6,264
Benefit for deferred income taxes	(380)	(333)
Loss on extinguishment of debt	944	—
Stock-based compensation	635	1,274
Derivative mark-to-market adjustments and settlements	220	214
Net (gain) loss on sale or disposal of assets	(13)	15
Decrease in earn-out liability	—	(425)
Accretion of asset retirement obligations	127	118
Amortization of debt issuance costs	142	97
Impairment loss	443	2,047
Non-cash expense - RINs from equity method investment	3,370	—
Income from equity method investment	(3,320)	—
Cash provided (used) by changes in assets and labilities:
Accounts receivable	3,941	(319)
Royalty offset long term receivable	(2,132)	(739)
Income tax receivable	80	(215)
Critical spare inventory	(131)	(303)
Accounts payable and Accrued liabilities	3,916	2,213
Other	(374)	(304)
Net cash provided by operating activities	$15,846	$9,140
Cash flows from investing activities:
Capital expenditures	$(30,867)	$(11,632)
Proceeds from sale of assets	33	—
Net cash used in investing activities	$(30,834)	$(11,632)
Cash flows from financing activities:
Repayments of long-term debt	(44,000)	(3,000)
Borrowings of long-term debt	155,000	—
Repayments of revolver	(105,000)	—
Borrowings of revolver	20,000	—
Debt extinguishment costs	(944)	—
Debt issuance costs	(5,560)	—
Finance lease payments	(18)	(18)
Net cash provided (used) in financing activities	$19,478	$(3,018)
Net increase (decrease) in cash and cash equivalents and restricted cash	$4,490	$(5,510)
Cash and cash equivalents and restricted cash at beginning of period	$24,190	$46,004
Cash and cash equivalents and restricted cash at end of period	$28,680	$40,494

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$25,947	$40,111
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	2,725	375
	$28,680	$40,494

Supplemental cash flow information:
Cash paid for interest, net of $1,579 and $0 capitalized respectively	$1,853	$1,055
Cash paid for income taxes	2	319
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	19,562	8,534
Non-cash RIN distribution from equity method investment	3,370	—

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income (loss) which is the most directly comparable GAAP measure for the three months ended March 31, 2026 and 2025, respectively:

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$5	$(464)
Depreciation, depletion and amortization	8,373	6,264
Interest expense	1,336	1,243
Income tax benefit	(298)	(317)
Consolidated EBITDA	9,416	6,726

Impairment loss	443	2,047
Loss on extinguishment of debt	944	—
Net (gain) loss on disposal of assets	(13)	15
Adjusted EBITDA	$10,790	$8,788